Exhibit 5.1






















                              SUBSCRIPTION AGREEMENT

                                   BY AND AMONG

                            REGENCY REALTY CORPORATION

                          SECURITY CAPITAL HOLDINGS S.A.

                                       AND

                           SECURITY CAPITAL U.S. REALTY

                                   DATED AS OF

                                 AUGUST 28, 1997



                                TABLE OF CONTENTS



         SECTION                                                    Page

         1.    SUBSCRIPTION; CLOSING; EXTENSION OF SPECIAL
               PURCHASE RIGHT......................................   2
               1.1  Subscription for Company Common Stock..........   2
               1.2  Acceptance of Subscription.....................   2
               1.3  Purchase Price.................................   2
               1.4  CLOSING........................................   2
               1.5. EXTENSION OF SPECIAL PURCHASE RIGHT............   3

         2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......   3
               2.1  DUE INCORPORATION, ETC.........................   3
               2.2  DUE AUTHORIZATION; CONSENTS; NO VIOLATIONS.....   3
               2.3  CAPITALIZATION.................................   4
               2.4  VALID ISSUANCE OF SHARES.......................   5
               2.5  REGENCY EXCHANGE ACT REPORTS...................   5
               2.6  PERMITS........................................   6
               2.7  NO ADVERSE CHANGE..............................   6
               2.8  NO DEFAULTS OR VIOLATIONS......................   7
               2.9  LITIGATION.....................................   7
               2.10 TITLE TO PROPERTIES; LEASEHOLD INTERESTS.......   7
               2.11 ENVIRONMENTAL MATTERS..........................   8
               2.12 Taxes..........................................   9
               2.13 EMPLOYEES: ERISA...............................   9
               2.14 ACCURACY OF STATEMENTS.........................  10
               2.15 TAX MATTERS; REIT AND PARTNERSHIP STATUS.......  10
               2.16 COMPLIANCE WITH ORGANIZATION DOCUMENTS.........  11
               2.17 FLORIDA TAKEOVER LAW...........................  11
               2.18 BROKERS OR FINDERS.............................  11
               2.19 SHAREHOLDER APPROVAL...........................  11
               2.20 AMENDED COMPANY CHARTER; MODIFICATION
                    OF OWNERSHIP LIMIT.............................  11
               2.21 CONSENTS.......................................  11
               2.22 HSR ACT........................................  11
               2.23 RELATED TENANT LIMIT WAIVER....................  12

         3.    REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER AND THE
               ADVANCING PARTY.....................................  12
               3.1  ORGANIZATION AND STANDING......................  12
               3.2  DUE AUTHORIZATION..............................  12



















               3.3  CONFLICTING AGREEMENTS AND OTHER MATTERS.......  13
               3.4  SOURCE OF FUNDS................................  13
               3.5  BROKERS OR FINDERS.............................  13
               3.6  REIT QUALIFICATION MATTERS.....................  13
               3.7  INVESTMENT COMPANY MATTERS.....................  13
               3.8  INVESTMENT REPRESENTATIONS.....................  14

         4.    SURVIVAL; INDEMNIFICATION...........................  14
               4.1  Survival.......................................  14
               4.2  Indemnification by Subscriber or the Company...  14

         5.    MISCELLANEOUS.......................................  16
               5.1  Counterparts...................................  16
               5.2  Governing Law..................................  16
               5.3  Entire Agreement...............................  16
               5.4  Notices........................................  16
               5.8  Expenses.......................................  18
               5.9  Severability...................................  18
               5.10 Further Assurances.............................  18
               5.11 Joint and Several Liability; Guaranty..........  18











































                              SUBSCRIPTION AGREEMENT


              THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into as of August 28, 1997 by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation (the "Advancing Party"), and Security Capital Holdings S.A., a Luxembourg corporation and a wholly-owned subsidiary of the Advancing Party ("Subscriber" or "Investor"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Stock Purchase Agreement (as hereinafter defined).

              WHEREAS, in connection with the Company's initial issuance and sale to Subscriber of shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), pursuant to a Stock Purchase Agreement dated as of June 11, 1996, as amended (the "Stock Purchase Agreement"), the Company, the Advancing Party and Subscriber entered into a Stockholders Agreement on July 10, 1996 (the "Stockholders Agreement");

              WHEREAS, pursuant to the terms of the Stockholders Agreement, in the event that the Company issues or sells shares of capital stock of the Company, Investor is, during a specified term, entitled (except in certain limited circumstances) to a participation right to purchase, or subscribe for, a total number of shares equal to up to 42.5% of the total number of shares of capital stock proposed to be issued by the Company in its first offering after the final closing under the above-referenced Stock Purchase Agreement (the "Participation Rights");

              WHEREAS, the Company entered into a Contribution Agreement and Plan of Reorganization (the "Contribution Agreement"), dated as of February 10, 1997, by and among Branch Properties, L.P., Branch Realty, Inc. and the Company (the "Branch
         Transaction");

              WHEREAS, pursuant to Section 4.2 of the Stockholders Agreement, the transactions contemplated by the Contribution Agreement would have triggered a participation right of Investor to purchase or subscribe for up to 2,900,421 shares of Company Common Stock at a purchase price of $22 1/8 per share;

              WHEREAS, simultaneously with the execution of the Contribution Agreement, the parties hereto entered into Amendment No. 1 to Stockholders Agreement dated as of February 10, 1997 ("Amendment No. 1 to Stockholders Agreement"), pursuant to Section 1 of which Investor waived those participation rights under Section 4.2 of the Stockholders Agreement which arose in connection with the Branch Transaction, and, in lieu thereof, received the right to purchase from the Company at a purchase price of $22 1/8 a certain number of shares of Company Common Stock on the terms and conditions set forth in Amendment No. 1 to Stockholders Agreement (the "Special Purchase Right");

              WHEREAS, in accordance with Investor's desire to exercise its Special Purchase Right, the Company desires to issue and sell to Subscriber shares of Company Common Stock in an offering (the "Special Purchase") from the Company to Subscriber; and



              WHEREAS, the parties wish to modify the Special Purchase Right set forth in Amendment No. 1 to Stockholders Agreement to permit Investor to acquire additional shares of Company Common Stock even though Investor would otherwise not have the right to do so thereunder.


              NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


         1.   SUBSCRIPTION; CLOSING; EXTENSION OF SPECIAL PURCHASE RIGHT


              1.1  SUBSCRIPTION FOR COMPANY COMMON STOCK


                   Subject to the terms and conditions hereof, Subscriber hereby subscribes (the "Subscription") to purchase 1,050,000 shares of Company Common Stock (the "Special Purchase Shares"). Subscriber acknowledges receipt of an oral special Purchase Notice (as defined in amendment No. 1 to Stockholders Agreement) from the Company and hereby waives the requirement that such notice have been in writing.


              1.2  ACCEPTANCE OF SUBSCRIPTION


                   Subject to the terms and conditions hereof, the Company hereby accepts the Subscription. The Company has previously delivered an oral Special Purchase Notice to Subscriber, which the Company hereby confirms in writing, and the Company hereby confirms that the Company intends to use the proceeds from the sale of the Special Purchase Shares to reduce outstanding indebtedness of the Company.


              1.3  PURCHASE PRICE


                   The per share purchase price (the "Per Share Purchase Price") for the Special Purchase Shares shall be $22 1/8 per share for an aggregate purchase price of $23,231,250 (the "Purchase Price").


              1.4  CLOSING


                   Subject to the terms and conditions hereof, the closing of the Special Purchase (the "Closing") shall occur on the date hereof. At the Closing, the Company will sell, convey, assign, transfer and deliver, and Subscriber will purchase and acquire (and the Advancing Party shall advance sufficient funds for such purchase) from the Company, the Special Purchase Shares, and Subscriber will pay to the Company the Purchase Price by wire transfer of immediately-available funds in U. S. dollars to the account or accounts specified by the Company.






              1.5  EXTENSION OF SPECIAL PURCHASE RIGHT


                   Anything in Amendment No. 1 to Stockholders Agreement to the contrary notwithstanding, the Subsequent Number of Shares referred to therein shall mean the lesser of (i) 700,000 Shares, or (ii) the maximum number of Shares of Company Common Stock, as reasonably determined by Investor, the purchase of which by Investor will not result in the Company ceasing to be "domestically controlled" (as defined in Amendment No. 1 to Stockholders Agreement), the applicable number of shares referred to therein shall mean 1,750,000 (whether before or after August 31, 1997), the First Anniversary referred to therein shall mean October 31, 1997, and following the Closing provided for in Section 1.4 hereof, the Special Purchase Right shall consist of the right to purchase the Subsequent Number of Shares. Except as amended hereby, the provisions of Amendment No. 1 to Stockholders Agreement shall continue to remain in full force and effect.


         2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY


              The Company hereby represents and warrants to Subscriber as follows:


              2.1  DUE INCORPORATION, ETC.


                   (a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Florida, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its business as it is now being conducted. The Company is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business, except to the extent such violation or failure does not cause or is not reasonably expected to cause a Material Adverse Effect.


                   (b) The Company owns all of the outstanding capital stock of its subsidiaries listed on Exhibit 21 of the Company's Form 10-K annual report filed with the SEC for the fiscal year ended December 31, 1996, except that the Company owns 100% of the outstanding preferred stock and 5% of the outstanding common stock of Regency Realty Group II, Inc., which in turn owns 100% of the preferred stock and 5% of the common stock of Regency Realty Group, Inc. Except for its interests in its subsidiaries and minority interests in Village Commons Shopping Center, Ltd., Regency Ocean East Partnership, Ltd., RRC Operating Partnership of Georgia, L.P. and Hyde Park Partners, L.P., the Company does not hold any interest in any security issued by any other person.


              2.2  DUE AUTHORIZATION; CONSENTS; NO VIOLATIONS


                   (a) The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution,





         delivery and performance by the Company of this Agreement have been duly and validly approved by the Company, and no other proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Investor, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.


                   (b) No consents, waivers, exemptions or approvals of, or filings or registrations by the Company with, any Government Authority or any other person not a party to this Agreement are necessary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby except to the extent the failure to obtain the same does not cause or is not expected to cause a Material Adverse Effect on the Company or the transactions contemplated by this Agreement except for the consents obtained pursuant to Section
         7.1(d) of the Stock Purchase Agreement.


                   (c) Except to the extent same does not cause or is not reasonably expected to cause a Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on the Company or its assets; (ii) violate any statute, law, ordinance, rule, regulation or judicial decision ("Law"); (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the Company's assets under, any contract or other arrangement of any kind or character to which the Company is a party or by which the Company or any of its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company, or any indebtedness secured by any of the Company's assets; or (v) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws.


              2.3  CAPITALIZATION


                   (a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, (ii) 10,000,000 shares of Special Common Stock, $0.01 par value, and
         (iii) 10,000,000 shares of preferred stock, $0.01 par value.
         As of August 27, 1997, there were 22,199,920 shares of Common Stock issued and outstanding, and 2,500,000 shares of Class B Non-voting Common Stock, par value $0.01 issued and outstanding.






                   (b) No shares of the Company's stock are entitled to preemptive rights. Except as disclosed in the Company's reports filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("Regency Exchange Act Reports"), in the Articles of Incorporation relating to the Class B Non-voting Common Stock, or on Schedule 2.3(b), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts or other arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries. The Company has furnished to Investor true and correct copies of the Articles of Incorporation and the Company's Bylaws, as in effect on the date hereof.


                   (c) Except as set forth on Schedule 2.3(c), the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.


                   (d) Except for the agreements listed on Schedule 2.3(d), the Company has no knowledge of any voting agreements, voting trusts, stockholders' agreement, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of the Company.


                   (e) All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.


              2.4  VALID ISSUANCE OF SHARES


                   The Special Purchase Shares which are being issued hereunder, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based upon the representations of Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.


              2.5  Regency Exchange Act Reports


                   (a) Since November 5, 1993, the Company has timely filed all the Regency Exchange Act Reports. As of their respective dates, (i) the Regency Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Regency Exchange Act Reports, and
         (ii) no Regency Exchange Act Report contained any untrue statement of material fact or omitted a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.






                   (b) The financial statements of the Company included in the Regency Exchange Act Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and on that basis present fairly in all material respects the consolidated financial position and assets and Liabilities of the entities included therein (including the Company's subsidiaries) as going concerns, and the results of the operations of such entities and changes in their financial position for the periods covered thereby and as of the dates thereof. Such financial statements are in accordance with the books and records of the entities included therein (including the Company's subsidiaries), do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Such financial statements make full and adequate disclosure of, and provision for all material Liabilities of the entities included therein (including the Company's subsidiaries) as of the dates thereof. Except as set forth in the balance sheets included in the Regency Exchange Act Reports, there are no Liabilities (including "off-balance sheet" Liabilities), whether due or to become due, which have had or are reasonably likely to have a Material Adverse Effect.


              2.6  PERMITS


                   The Company holds all licenses, certificates, permits, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, which are currently necessary for the lawful operation of the Company's business, except for those the absence of which would not cause and would not be reasonably expected to cause a Material Adverse Effect on the Company.


              2.7  NO ADVERSE CHANGE


                   Since June 30, 1997, there has not been (i) any change in the Company which would cause or reasonably be expected to result in a Material Adverse Effect on the Company,
         (ii) any material loss, damage or destruction to any of the Company's assets (whether or not covered by insurance) or any other event or condition which has had or could have a Material Adverse Effect on the Company, (iii) any contract or other transaction entered into by the Company relating to, or otherwise affecting in any way, its business or the operation thereof, other than in the ordinary course of business, (iv) any sale, lease or other transfer or disposition of any of the Company's assets, or any cancellation of any debts or claim of the Company, except in the ordinary course of business, and (v) any changes in the accounting systems, policies or practices of the





         Company. Since June 30, 1997, the Company's business has been conducted in all material respects only in the ordinary course and consistent with past practices.


              2.8  NO DEFAULTS OR VIOLATIONS


                   Except to the extent any default or non-compliance does not cause or is not reasonably expected to cause a Material Adverse Effect as to the Company: (a) the Company has not materially breached any provision of, nor is it in material default under the terms of, any lease, contract or commitment to which it is a party or under which it has any rights or by which it is bound or which relates to its business or its assets and, to the Company's knowledge, no other party to any such lease, contract, or other commitment has breached such lease, contract or commitment or is in default thereunder (nor has the Company waived any such default) in any material respect, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by the Company, or to the Company's knowledge, by any such other party, or give right to an automatic termination or the right of discretionary termination thereof; (b) the Company is in material compliance with, and no Liability or material violation exists under, any Law or order applicable in any way to the Company; and (c) no notice from any Government Authority has been received by the Company claiming any violation of any Law (including any building, zone or other ordinance) or order, or requiring any work, construction or expenditure.


              2.9  LITIGATION


                   Except for certain matters which, to the Company's knowledge, do not have a Material Adverse Effect on the Company or the transactions contemplated by this Agreement, there is no litigation pending or, to the Company's knowledge, threatened against any of the properties or businesses of the Company or relating to its assets or the transactions contemplated by this Agreement. Neither the Company nor any of its assets are subject to any order which has had or could have had a Material Adverse Effect on the Company.


              2.10 TITLE TO PROPERTIES; LEASEHOLD INTERESTS


                   The Company has good and marketable title to each of the properties and assets owned by it. Certain real and personal property used by the Company in the conduct of its business is held under lease, and, to the Company's knowledge, there is no pending or threatened Claim by any lessor of any such property to terminate any such lease. None of the properties owned or leased by the Company is subject to any Liens which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. Each lease or agreement to which the Company is a party under which it is the lessee of any property, real or personal, is a





         valid and subsisting agreement without any material default of the Company thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests.


              2.11 ENVIRONMENTAL MATTERS


                   For purposes of this Section 2.11, the term "Regency" means the Company and its Affiliates, and the term "Regency Property" means a property owned or leased by the Company or its Affiliates and any property in which the Company or its Affiliates has an interest. The parties acknowledge that Regency does not possess any expertise with regard to Materials of Environmental Concern and, accordingly, the following representations and warranties are based exclusively on reports prepared by environmental consultants to Regency.


                   (a)  Except for those matters described in Schedule
         2.11 with respect to Bolton Plaza, Regency is and each Regency Property is not presently in violation of any applicable
         Environmental Law;


                   (b) Regency has not stored or used any Materials of Environmental Concern at any Regency Property;


                   (c) Regency has not received any notice, complaint, warning letter or notice of violation from any Government Authority or any other person that Regency is in violation of any Environmental Law or environmental permit or that they are responsible (or potentially responsible) for the assessment or remediation of any release of any Material of Environmental Concern at, on or beneath any Regency Property;


                   (d) Regency is not the subject of any actual or threatened federal, state, local or private litigation involving a claim of liability or a demand for damages, arising out of violation of any Environmental Law or from the release or threatened release of any Material of Environmental Concern;


                   (e)  Except for those matters described in Schedule
         2.11 with respect to Bolton Plaza, Regency has timely filed all reports required by any applicable Environmental Law and has generated and maintained all data, documentation, and records required under any Environmental Law;







                   (f) Except for those matters described in Schedule 2.11, which, to Regency's knowledge, do not have a Material Adverse Effect on Regency, Regency is not aware of any release or threatened release of a Material of Environmental Concern, the presence of any current or former drycleaning facility, the presence of any current or former storage tanks, the presence of any asbestos containing material, or the presence of any condition or circumstance which could subject the owner or operator of any Regency Property to liability or claims under the Environmental Laws or any private cause of action arising out of an environmental condition;


                   (g) No Regency Property is subject to, and Regency has no knowledge of any imminent restriction on the ownership, occupancy, use, or transferability of any Regency Property; or


                   (h) To Regency's knowledge, there are no conditions or circumstances at any Regency Property which pose a risk to the environment or the health or safety of any Person.


              2.12 TAXES


                   The Company has filed all federal, state, local and other Tax returns and reports (except for foreign returns and reports the failure to file which has not and is not reasonably expected to cause a Material Adverse Effect), and any other material returns and reports with any Government Authority, required to be filed by it. The Company has paid or caused to be paid all Taxes that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with GAAP consistently applied. The Company does not have any material Liabilities for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with GAAP consistently applied. Federal and state income Tax returns for the Company have not been audited by the IRS or any state authority. No deficiency assessment with respect to or proposed adjustment of the Company's federal, state, local or other Tax returns is pending or, to the best of the Company's knowledge, threatened. There is no Tax Lien, whether imposed by any federal, state, local or other tax authority outstanding against the assets, properties or business of the Company. There are no applicable Taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement.


              2.13 EMPLOYEES:  ERISA


                   The Company has good relationships with its employees and has not had and does not expect any substantial labor problems. The Company does not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. Other than as disclosed in the Regency Exchange Act





         Reports and materials provided to Investor, the Company has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any " multi-employer plan." The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes, and with ERISA.


              2.14 ACCURACY OF STATEMENTS


                   To the Company's knowledge, neither this Agreement nor any document, instrument, schedule, exhibit, statement, list, certificate or other information furnished or to be furnished by or on behalf of the Company to Investor in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.


              2.15 TAX MATTERS; REIT AND PARTNERSHIP STATUS


                   (a) The Company (i) intends in its federal income tax return for the tax year ended on December 31, 1996, and in its federal income tax return for the tax year that will end on December 31, 1997, to elect to be taxed as a REIT within the meaning of Section 856 of the Code, and has complied (or will comply) with all applicable provisions of the Code relating to a REIT for 1997, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 1997,
         (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Company's knowledge, no such challenge is pending or threatened, and (iv) to the Company's knowledge, and assuming the accuracy of Subscriber's representation in
         Section 3.7, 3.8, will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby.


                   (b) The Company was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes for calendar years 1993, 1994, and 1995. Each Partnership and each subsidiary of the Company organized as a partnership (and any other subsidiary of the Company that files tax returns as a partnership for federal income tax purposes) was and continues to be classified as a partnership for federal income tax purposes.


                   (c)  For purposes of this Section 2.15, no
         representation set forth in Section 2.15 shall be deemed to be untrue unless such untruths would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.






              2.16 COMPLIANCE WITH ORGANIZATION DOCUMENTS


                   Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter, bylaws or partnership agreement (or equivalent organizational documents), except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.


              2.17 FLORIDA TAKEOVER LAW


                   The terms of Sections 607.0901 and 607.0902 of the Florida Business Corporation Act will not apply to Subscriber, the Subscription or any other transaction contemplated hereby.


              2.18 BROKERS OR FINDERS


                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of the Company, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby for which Subscriber will be responsible.


              2.19 SHAREHOLDER APPROVAL


              The issuance of Company Common Stock pursuant to this Agreement has been approved by the requisite vote of the Company's Shareholders.


              2.20 AMENDED COMPANY CHARTER; MODIFICATION OF OWNERSHIP
                   LIMIT


                   The amendment to the Company Charter in the form attached as Exhibit E to the Stock Purchase Agreement has been approved by the requisite vote of holders of Company Common Stock, all as required by and in accordance with the Company Charter, and duly filed with the Secretary of State of Florida and is full force and effect.


              2.21 CONSENTS


                   Company has obtained the consents required by Section 7.1(d) of the Stock Purchase Agreement (other than that of Fortis Benefits Insurance Co., which was waived by the Parties).


              2.22 HSR ACT


                   No action has been instituted by the United States Department of Justice or the United States Federal Trade
         Commission challenging the consummation of the





         transactions contemplated by the Stock Purchase Agreement or the transactions contemplated hereby, and no filing under the HSR Act is required with respect to the transactions contemplated thereby or hereby.


              2.23 RELATED TENANT LIMIT WAIVER


                   The Board of Directors of the Company has granted a waiver of the Related Tenant Limit (as such term is defined in the Company Charter) to Investor.


              2.24 NO INJUNCTION


                   There is no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there are no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Special Purchase Shares.


              2.25 DOMESTICALLY-CONTROLLED REIT


                   To the best of the Company's knowledge, the Company is, and after giving effect to the Closing will be, a "domestically-controlled" REIT within the meaning of Code
         Section 897(h)(4)(B).


         3.   REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER AND THE
              ADVANCING PARTY


              Subscriber and the Advancing Party hereby jointly and severally represent and warrant to the Company as follows:


              3.1  ORGANIZATION AND STANDING


                   Each of Subscriber and the Advancing Party is a corporation duly incorporated, validly existing and in good standing under the laws of Luxembourg. Subscriber has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.


              3.2  DUE AUTHORIZATION


                   The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Subscriber and the Advancing Party. This Agreement has been duly executed and delivered by each of Subscriber and the Advancing Party for itself and constitutes the valid and legally binding obligations of Subscriber and the Advancing party, enforceable against Subscriber or the





         Advancing Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.


              3.3  CONFLICTING AGREEMENTS AND OTHER MATTERS


                   Neither the execution and delivery of this Agreement nor the performance by Subscriber or the Advancing Party, as the case may be, of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Subscriber or the Advancing Party, as the case may be, pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority pursuant to, the organization documents or agreements of Subscriber or the Advancing Party, as the case may be, or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Subscriber or the Advancing Party, as the case may be, is bound, except for filings after the Closing under Section 13(d) of the Exchange Act.


              3.4  SOURCE OF FUNDS


                   At the Closing, the Advancing Party shall have available and shall advance to Subscriber all of the funds necessary to satisfy Subscriber's obligations hereunder and to pay any related fees and expenses in connection with the foregoing.


              3.5  BROKERS OR FINDERS


                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of Subscriber or the Advancing Party, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Subscriber or the Advancing Party in connection with this Agreement or the transactions contemplated hereby for which the Company will be responsible.


              3.6  REIT QUALIFICATION MATTERS


                   To Subscriber's knowledge, no person which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by
         Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in Subscriber or the Advancing Party.


              3.7  INVESTMENT COMPANY MATTERS







                   Neither the Advancing Party nor Subscriber is, and after giving effect to the purchase of the Special Purchase Shares, neither will be, an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.


              3.8  INVESTMENT REPRESENTATIONS


                   Investor is acquiring the Special Purchase Shares for investment purposes and not with a view to the distribution thereof. Investor acknowledges and agrees that the Special Purchase Shares may only be sold or otherwise disposed of in one or more transactions registered under the Security Act and, where applicable, relevant state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is applicable, and Investor agrees that the Certificates representing such Company Common Stock will bear a legend to that effect.


         4.   SURVIVAL; INDEMNIFICATION


              4.1  SURVIVAL


                   All representations, warranties, covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, shall survive the Closing until the first anniversary of the Closing. No Action or proceeding may be brought with respect to any of the representations, warranties, covenants or agreements unless written notice thereof, setting forth in reasonable details the claimed misrepresentations or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to the first anniversary of the Closing. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.


              4.2  INDEMNIFICATION BY SUBSCRIBER OR THE COMPANY


                   (a) Subject to Section 4.1, from and after the Closing, Subscriber shall indemnify and hold harmless the Company, its successors and assigns, from and against any and all Loss and Expenses suffered, directly or indirectly, by the Company by reason of, or arising out of (i) any breach as of the date made or deemed made or required to be true of any representations or warranty made by Subscriber in or pursuant to this Agreement, or (ii) any failure by Subscriber to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to





         the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.


                   (b) Subject to Section 4.1, from and after the Closing, the Company shall indemnify and hold harmless Subscriber, its successors and assigns, from and against any and all Loss and Expenses, suffered, directly or indirectly, by Subscriber by reason of, or arising out of, any breach as of the date made or deemed made or required to be true of any representations or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.


                   (c) Notwithstanding the foregoing, (i) neither Subscriber nor the Company shall be responsible for any Loss and Expenses as provided by paragraphs (a) and (b), respectively, of this Section 4.2, until the cumulative aggregate amount of such Loss and Expenses suffered by Subscriber or the Company, as the case may be, exceeds $500,000, in which case Subscriber or the Company, as the case may be, shall then be liable for all such Loss and Expenses, and (ii) the cumulative aggregate indemnity obligations of each of Subscriber and the Company under this Section 4.2 shall in no event exceed the Purchase Price. Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Section 4.


              4.3  THIRD-PARTY CLAIMS


                   If a claim by a third party is made against Subscriber or the Advancing Party or the Company (each, an "Indemnified Party") and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 4, such Indemnified Party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 20 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 20 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the





         Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.


         5.   MISCELLANEOUS


              5.1  COUNTERPARTS


                   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.


              5.2  GOVERNING LAW


                   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.


              5.3  ENTIRE AGREEMENT


                   This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.


              5.4  NOTICES


                   All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or numbers as set forth below. Notices to the Company shall be addressed to:

                   Regency Realty Corporation
                   121 W. Forsyth Street, Suite 200
                   Jacksonville, Florida  32202
                   Attention:  Martin E. Stein, Jr.
                   Telecopy Number:  (904) 634-3428





                   with a copy (which shall not constitute notice) to:

                   Foley & Lardner
                   Greenleaf Building
                   200 Laura Street
                   Jacksonville, Florida  32202
                   Attention:  Charles E. Commander, III, Esq.
                   Telecopy Number: (904) 359-8700


                   Notices to Subscriber or the Advancing Party shall be addressed to:

                   Security Capital Holdings S.A.
                   69, route d'Esch
                   L-2953 Luxembourg
                   Attention:  David A. Roth, Vice President
                   Telecopy Number:  (352) 4590-3331


                   with a copy (which shall not constitute notice) to:

                   Wachtell, Lipton, Rosen & Katz
                   51 W. 52nd Street
                   New York, New York  10018
                   Attention:  Adam O. Emmerich, Esq.
                   Telecopy Number:  (212) 403-2000


              5.5  SUCCESSORS AND ASSIGNS


                   This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors. Neither Subscriber nor the Advancing Party shall be permitted to assign any of its rights hereunder to any third party; provided, however, that Subscriber and the Advancing Party may assign all (but not less than all) of their rights hereunder to any other Investor so long as such other Investor agrees in writing, in a form reasonably acceptable to the Company, to be bound by all the terms and conditions of this Agreement.


              5.6  HEADINGS


                   The Section and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.













              5.7  AMENDMENTS AND WAIVERS


                   This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.


              5.8  EXPENSES


                   Except as set forth in this Agreement, whether or not the Closing is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.


              5.9  SEVERABILITY


                   Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.


              5.10 FURTHER ASSURANCES


                   The Company, Subscriber and the Advancing Party agree that, from time to time, whether before, at or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.


              5.11 JOINT AND SEVERAL LIABILITY; GUARANTY


                   The obligations and liability of Subscriber and the Advancing Party under or in connection with this Agreement are joint and several. The Advancing Party hereby unconditionally and irrevocably guarantees and agrees to be responsible for the payment and performance of all of Subscriber's obligations hereunder.



               [THE REMAINDER OF THIS PAGE IS BLANK INTENTIONALLY.]





                   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.


                                       REGENCY REALTY CORPORATION



                                       By:  /s/ Bruce M. Johnson
                                            ___________________________
                                       Name:   Bruce M. Johnson
                                       Title:  Managing Director



                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:  ___________________________
                                       Name:   David A. Roth
                                       Title:  Vice President



                                       SECURITY CAPITAL U.S. REALTY



                                       By:  ___________________________
                                       Name:   David A. Roth
                                       Title:  Vice President



                   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.


                                       REGENCY REALTY CORPORATION



                                       By:  ___________________________
                                       Name:   Bruce M. Johnson
                                       Title:  Managing Director



                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:  /s/ David A. Roth
                                            ___________________________
                                       Name:   David A. Roth
                                       Title:  Vice President



                                       SECURITY CAPITAL U.S. REALTY



                                       By:  /s/ David A. Roth
                                            ___________________________
                                       Name:   David A. Roth
                                       Title:  Vice President